Syneron Announces Preliminary Results for 2005

Preliminary Results Show Revenue Increased More Than 50% in 2005

YOKNEAM, ISRAEL -- 01/03/2006 -- Syneron Medical Ltd. (NASDAQ: ELOS) today announced that for the year ended December 31, 2005, preliminary results indicate revenues of approximately $88 million, a greater than 50% increase from 2004. This recognized revenue does not include $3-4 million that were invoiced and shipped, but not delivered due to logistical holiday limitations preventing the delivery and/or acceptance of deliveries during the abbreviated holiday week at the end of the last quarter.

For Q4 2005, while preliminary results showed recognized revenue of approximately $24 million, invoicing and shipments totaled over $27 million.

Commenting on the results, Syneron CEO David Schlachet said, "Since assuming the role of CEO in the second half of the fourth quarter, I have worked intensely with our sales teams worldwide to meet our sales targets. We have reorganized the structure of the North American sales force in a direction that we believe will increase further the efficiency of the organization over the long term. Our organization now consists of 45 salespeople in North America, organized in seven territories each with a dedicated regional manager. Previously, our North American sales team was grouped into only four territories which had become too cumbersome for each regional manager to lead effectively."

Conference call

Syneron Management will host a conference call to discuss the preliminary results 9:00am ET today, January 3, 2006. Investors and other interested parties may access a live webcast through Syneron's web site at www.syneron.com. Please login at least 10 minutes prior to the conference call in order to download the applicable audio software. Following the conclusion of the call, a replay of the webcast will be available within 24 hours at the Company's web site.

About Syneron

Syneron Medical Ltd. (NASDAQ: ELOS) develops, manufactures and distributes medical aesthetic devices that are powered by elos™, the combined-energy technology of bi-polar radio frequency and light. The company's innovative elos technology provides the foundation for highly effective, safe and cost-effective systems that enable physicians to provide advanced solutions for a broad range of medical-aesthetic applications including hair removal, wrinkle reduction, rejuvenating the skin's appearance through the treatment of superficial benign vascular and pigmented lesions, and the treatment of acne, leg veins and cellulite. Founded in 2000, the corporate, R&D, and manufacturing headquarters for Syneron Medical Ltd. is located in Israel. Syneron has offices and distributors throughout the world, including North American Headquarters in Canada, European Headquarters in Germany, and Asia-Pacific Headquarters in Hong Kong, which provide sales, service and support. Additional information can be found at www.syneron.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning Syneron's preliminary financial results for Q4 2005 and the 2005 fiscal year are forward-looking statements within the meaning of the safe harbor provisions of the Act. Forward-looking statements are based on management's current, preliminary expectations and are subject to risks and uncertainties, which may cause Syneron's actual results to differ materially from the statements contained herein. Preliminary year-end financial results are unaudited and subject to a number of assumptions regarding actual revenues and expenses. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date such statements are made. Syneron undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

Syneron, the Syneron logo and elos are trademarks of Syneron Medical Ltd. and may be registered in certain jurisdictions. Elos (Electro-Optical Synergy) is a proprietary technology of Syneron Medical. All other names are the property of their respective owners.

For more information, please contact:
Judith Kleinman
VP Investor Relations
tel: +972 4909 6282
email: ir@syneron.com